Exhibit 99.1

GrafTech Announces Call for Redemption of all Outstanding Convertible Debentures

PARMA, Ohio--(BUSINESS WIRE)--GrafTech International Ltd. (NYSE:GTI) announced that today it called for redemption on June 19, 2008 100% of its $225 million aggregate outstanding principal amount of 1 ⅝% Convertible Senior Debentures Due 2024 (“Debentures”). The redemption price is 100% of the aggregate principal amount, plus accrued and unpaid interest to the redemption date. GrafTech is entitled to redeem the Debentures because, among other things, the last reported sale price of its Common Stock on the New York Stock Exchange exceeded $20.725 (125% of the $16.58 conversion price) for the 20 trading days commencing on May 1, 2008 and ending on May 29, 2008. On May 29, 2008, the last reported sale price of our common stock was $26.02.

In addition, GrafTech will make a make whole payment, representing the present value of all remaining scheduled payments of interest on the Debentures from the redemption date through and including January 15, 2011. The make whole payment will be paid in (a) cash with respect to those Debentures converted into GTI common stock by the holder in accordance with the Indenture or (b) shares of GrafTech common stock with respect to those Debentures which are redeemed. As to the make whole payment payable in shares of GrafTech common stock, GrafTech will deliver (a) the number of shares of common stock equal to (x) the make whole payment being paid in shares of Common Stock divided by (y) 97.5% of the average of the last reported sale price of GrafTech common stock for the 20 consecutive business days ending on June 16, 2008 and (b) cash in lieu of fractional shares.

As a result of the call for redemption, holders of Debentures have the right to convert each $1,000 principal amount of their Debentures into 60.3136 shares of GTI common stock (a conversion price of approximately $16.58 per share). That conversion right will expire on the close of business on June 17, 2008, which is the second Business Day prior to the redemption date. Holders of Debentures that exercise their conversion right will receive the make whole payment in cash, and will not receive interest.

Holders of Debentures that are not converted but are redeemed will receive the redemption price in cash. Interest will cease to accrue on the Debentures on the date of redemption. After conversion of Debentures as described above, and the redemption of any Debentures on the June 19, 2008 redemption date, none of the Debentures will remain outstanding.

Craig Shular, Chief Executive Officer of GrafTech, commented, “The redemption of the convertible debentures is consistent with our stated goal of delevering the Company in order to enable increased financial flexibility for further growth. The improvements made to the balance sheet will allow us to invest in our businesses and grow our Company, thereby creating long term value for our shareholders.”

GrafTech International Ltd. is one of the world's largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our intent to redeem the outstanding $225 million aggregate principal amount of the Debentures on June 19, 2008; our intent to convert Debentures as to which conversion is elected in lieu of redemption; our payment of the redemption price for the outstanding Debentures (and any cash portion of the Make Whole Payment and cash in lieu of fractional shares) from cash flow from operating activities and borrowings under our revolving credit facility; our financing (including factoring) and deleveraging activities; debt levels; cash flows and use of cash; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; future operational and financial performance; strategic plans; regional and global economic and industry market conditions, changes in such conditions and the impact thereof; interest rates; stock repurchases plans; our outlook for 2008 and beyond. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; changes in credit markets, changes in market prices of our securities, or other events that affect our financing and capital structure plans; changes in interest or currency exchange rates; non-attainment of anticipated EAF steel production; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; unavailability of raw materials; changes in the cost of key and other raw materials, including petroleum based coke, by reason of shortages, market pricing, pricing terms in applicable supply contracts, or other events; competitive conditions, including growth by producers in developing countries and the mix, distribution, and pricing of their products; inflation; business interruptions adversely affecting our ability to supply our products; the possibility that all or substantially all of our Debentures will be redeemed for cash, which would constitute a substantial use of our cash and would affect liquidity; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Powell, 216-676-2000
Manager, Investor Relations